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                                                                  Exhibit 99.02






Contact:  David Zynn, CFO
          SMT Health Services Inc.
          (412) 933-3300
          http://www.smthealth.com



                 SMT HEALTH SERVICES RESPONDS TO ANNOUNCEMENT
                                 REGARDING CEO



Pittsburgh, PA, September 17, 1996 -- SMT Health Services Inc. (NASDAQ/NMS:
SHED, SHEDW), in response to an announcement last week by Northstar Health Services, Inc. (NASDAQ: NSTRE) that Northstar had named Jeff Bergman, the SMT's Chairman and CEO, individually as a defendant in a civil lawsuit, today stressed that the Company is not named as a defendant and that the allegations made in the lawsuit do not in any regard relate to SMT nor to Mr. Bergman in his capacity as Chairman, CEO and President of SMT.

SMT Health Services Inc., through its fleet of fifteen mobile units, provides diagnostic imaging services to healthcare providers in Pennsylvania, West Virginia, North Carolina, Ohio, Virginia, Kentucky and South Carolina.



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